Exhibit 10.54

2006 RESTRICTED STOCK AWARD AGREEMENT
GRANTED SEPTEMBER 28, 2006

Ralcorp Holdings, Inc. (the “Company”), pursuant to its 2002 Incentive Stock Plan (the “Plan”), grants to Richard G. Scalise (the “Recipient”) a Restricted Stock Award of 7,500 shares of its $.01 par value Common Stock. The Award is subject to the provisions of the Plan and to the following terms and conditions:

1.             Delivery

A share certificate for this Award (the “Certificate”), with a legend restricting transfer as set forth below, will be issued by the Company (in certificated or book-entry form) upon acceptance by the Recipient of the Award and will be retained by it. Upon lapse of the restrictions as described below, a new non-legended certificate representing shares then released from restrictions will be issued and delivered (in certificated or book-entry form) to Recipient.

2.             Restrictions

The shares are subject to restrictions which shall be released in three installments. Except as otherwise provided herein, neither the shares nor any ownership interest therein may be sold, pledged, transferred or otherwise disposed of prior to September 28, 2012. One-third of the total shares awarded will be released from the foregoing restrictions on September 28 of each of the years 2012, 2013, and 2014.

3.             Acceleration

All shares will be immediately released from restrictions in the event of:

a.	Death of Recipient;
b.	Declaration of Recipient’s total and permanent disability;
c.	Voluntary termination of Recipient’s employment at or after attainment of age 62;
d.	Involuntary termination of employment of Recipient (other than a Termination for Cause); or
e.	Occurrence of a Change in Control.

4.             Forfeiture

This paragraph sets forth the circumstances under which this Award will be forfeited. All shares of Common Stock under the Award that are restricted shall be forfeited upon the occurrence of any of the following events (any of which is referred to as a “Forfeiture Event”):

a.	Recipient is Terminated for Cause;
b.	Recipient voluntarily terminates his or her employment prior to age 62;
c.	Recipient engages in competition with the Company; or
d.	Recipient engages in any of the following actions:

(i)	being openly critical in the media of the Company or any subsidiary or its directors, officers, or employees or those of any subsidiary;
(ii)	pleading guilty or nolo contendere to any felony or any charge involving moral turpitude;
(iii)	misappropriating or destroying Company or subsidiary property including, but not limited to, trade secrets or other proprietary property;
(iv)	improperly disclosing material nonpublic information regarding the Company or any subsidiary; or
(v)	inducing or attempting to induce any customer, supplier, lender, or other business relation of the Company or any subsidiary to cease doing business with the Company or any subsidiary.

Upon the occurrence of a Forfeiture Event, those portions of this Award that are restricted at the time of a Forfeiture Event will be forfeited and will be cancelled. The Corporate Governance and Compensation Committee (the “Committee”) or entire Board of Directors may waive any condition of forfeiture described in this paragraph.

5.             Shareholder Rights

Prior to the release of restrictions as set forth above, Recipient shall be entitled to all shareholder rights except the right to sell, pledge, transfer or otherwise dispose of the shares, and except that any and all dividends declared and paid with respect to restricted shares will be held by the Company in a tax deferred account until release of restrictions. Interest will be credited to the account quarterly on the full amount in the account until the account is distributed. Interest shall be calculated at a rate equal to the average of the daily close of business prime rates for the quarter, as such prime rates are established by JPMorgan Chase, or such other bank as may be designated by the Corporate Governance and Compensation Committee of the Board of Directors of the Company (the “Committee”). On the date on which restrictions are released, or as soon as practicable thereafter, all dividends and interest, if any, accrued to that date with respect to the shares on which the restrictions are released will be payable to Recipient. In the event that the restrictions are not released and the award is forfeited pursuant to Paragraph 4 above, Recipient shall not be entitled to receive any dividends and interest which may have accrued with respect to the shares so forfeited, unless approved by the Committee or the entire Board.

6.             Other

The Company reserves the right, as determined by the Committee, to convert this Award to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any law or regulation. In addition, this Agreement shall be governed by the laws of the State of Missouri with reference to the conflict of laws provisions therein.

7.             Effective Date

This Award shall be deemed to be effective September 28, 2006.

8.	Definitions

For purposes of this Agreement, the following terms have the meanings as set forth below:

a.    “Change in Control” means (i) the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership of 50% or more of the aggregate voting power of the then outstanding shares of Stock, other than acquisitions by Ralcorp or any of its subsidiaries or any employee benefit plan of Ralcorp (or any Trust created to hold or invest in issues thereof) or any entity holding Stock for or pursuant to the terms of any such plan; or (ii) individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of Ralcorp. Notwithstanding the foregoing, a Change-in-Control shall not include a transaction (commonly known as a “Morris Trust” transaction) pursuant to which a third party acquires one or more businesses of the Company by acquiring all of the common stock of the Company while leaving the Company’s remaining businesses in a separate public company, unless the businesses so acquired constitute all or substantially all of the Company’s businesses.

b.    “Continuing Director” means any member of the Board of Directors of Ralcorp, as of February 1, 1997 while such person is a member of the Board, and any other director, while such other director is a member of the Board, who is recommended or elected to succeed the Continuing Director by at least two-thirds (2/3) of the Continuing Directors then in office.

c.     “Termination for Cause” shall mean the Recipient’s termination of employment with the Company because of the willful engaging by the Recipient in gross misconduct; provided, however, that a termination for cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Recipient, (ii) an act or omission believed by the Recipient in good faith to have been in or not opposed to the best interest of the Company and reasonably believed by the Recipient to be lawful, or (iii) the good faith conduct of the Recipient in connection with a Change in Control (including opposition to or support of such Change in Control).

RALCORP HOLDINGS, INC.
ACKNOWLEDGED AND
ACCEPTED:
By: ______________________
C. G. Huber, Jr.
_____________________________	Secretary
Richard G. Scalise, Recipient

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